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KPMG Audit Plc
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Washington DC 20549
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20 November 2003

Dear Sirs

Danka Business Systems PLC

We were previously engaged as principal accountants to audit the consolidated financial systems of Danka Business Systems PLC as of and for the year ending 31 March 2004. On 14 November 2003 the client-auditor relationship with KPMG Audit Plc ceased. We have read Danka Business Systems PLC’s statements included under Item 4 of its Form 8-K dated 19 November 2003 and we agree with such statements, except that we are not in a position to agree or disagree with Danka Business Systems PLC’s statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with Danka Business Systems PLC’s statement that Ernst & Young LLP were not consulted regarding the application of accounting principles to any specific transactions, either completed or proposed, nor the type of audit opinion that might be rendered on Danka Business Systems PLC’s consolidated financial statements, nor any matter that was either subject of a disagreement or a reportable event.

Yours faithfully

/s/ KPMG Audit plc
KPMG Audit plc